Exhibit 99.1
ASHFORD HOSPITALITY TRUST
Fourth Quarter 2006 Conference Call
March 8, 2007
11:00 a.m. E.S.T
Introductory Comments — Tripp Sullivan
Good morning and welcome to this Ashford Hospitality Trust conference call to review the Company’s results for the fourth quarter of 2006. On the call today will be Monty Bennett, president and chief executive officer, Doug Kessler, chief operating officer and head of acquisitions, and David Kimichik, chief financial officer and head of asset management. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were released yesterday afternoon in a press release that has been covered by the financial media.
As we start, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to numerous assumptions, uncertainties, and known or unknown risks, which could cause actual results to differ materially from those anticipated. These risk factors are more fully discussed in the section entitled “Risk Factors” in Ashford’s Registration Statement on Form S-3 and other filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Company is not obligated to publicly update or revise them.
In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules which has been filed on Form 8-K with the SEC on March 7, 2007, and may also be accessed through the Company’s website at www.AHTREIT.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release.
I will now turn the call over to Monty Bennett. Please go ahead. (Mr. Bennett requested that Doug Kessler proceed with the Introduction due to an eye infection causing Mr. Bennett difficulty in reading.)
Introduction — Doug Kessler
Good morning and thank you for joining us. The focal points of this call will be our very successful 4th quarter results, the status of the CNL Hotels and Resorts transaction, and our balance sheet strategies. During the past few months, we’ve taken significant steps mainly with the CHR transaction to create long-term shareholder value. Through disciplined execution of our portfolio management and internal growth strategies we continue to position Ashford for success.

First, we are very pleased to share with you our results for the 4th quarter 2006. Overall, the recent quarter was one of our strongest internal growth performances in terms of the combined benefits for the hotels not under renovation with RevPAR growth of 10.3%, a 206 basis point improvement in operating margin, and a RevPAR Yield penetration index of 117.8%, which was a 230 basis point improvement. The $86 million of capital investments we have made at 33 hotels over the last two years has favorably impacted our portfolio performance. Our capital expenditure program and enhanced services at many of our hotels continue to position our assets for strong RevPAR growth, while still improving our already high operating margins. AFFO was $0.27 per share for the quarter. For the year, AFFO per share was up 18% and CAD per share increased 13%, resulting in a full year dividend coverage ratio of 124%. We expect 2007 to once again demonstrate the benefits of our portfolio management and internal growth strategies.
Since our last earnings call, we completed or announced several transactions, the most significant being the agreement to acquire 51 hotels from CNL Hotels & Resorts for $2.4 billion. This is an unparalleled investment opportunity that Ashford diligently pursued. We were successful in securing this transaction while still adhering to our stringent criteria because we demonstrated efforts to fully underwrite the transaction early in the process, arranged an attractive financing commitment, creatively addressed complex structural issues, and teamed up with a capital partner in Morgan Stanley that saw the real economic value in the 8 largest assets in the $6.6 billion transaction.
There are many highlights of this transaction. First, the transaction is accretive to FFO and CAD on both a current and future basis even after adjusting for our targeted leverage levels. The portfolio is a “best in class” collection of high quality, geographically diverse, strong-branded hotels. The investment is expected to provide an attractive forward NOI yield of 7.6%. The $177,000 per key value is substantially below replacement cost. Our ownership among top-branded hotels increases substantially, and Marriott becomes our largest brand manager among 7 different property management companies. The acquisition concentrates Ashford in higher performing upper-upscale assets in strong growth markets. With some recent negotiations with Wachovia, the financing package they committed to is now on even better terms than we previously structured.
Aside from the aforementioned benefits specific to the deal, we believe Ashford may gain platform advantages from other aspects of this transaction including: value-added portfolio and asset management strategies on a broader scale, increased access to accretive investments, stronger brand relationships, greater interest from potential joint venture partners and institutional capital, and broader industry awareness.
To ensure we extract the maximum value from this transaction, we are focused on several key strategies: portfolio integration, financial fine-tuning, value-added asset management, and de-leveraging. We are progressing smoothly in each of these areas with energy and commitment, and our entire management team is confident in our expertise in these areas to achieve our goals. Integrating this portfolio into our existing asset base from the asset management and accounting perspectives is proceeding according to plan. As we previously mentioned, our additional staffing requirements will be modest with the targeted addition of around 25 new employees, mainly in the accounting and asset management areas. We are pleased to report that several of our value-added strategy discussions involving brand management terms and existing joint venture arrangements are proceeding ahead of plan and we will look forward to discussing these in more detail in upcoming calls. As we’ll discuss later, our primary focus is on the balance sheet and our de-leveraging strategies. We have a multi-phase approach to reduce debt. The strategies available to us include asset sales, joint ventures, the public markets, and organic growth to help deleverage.
Before moving on to some more specifics about our 4th quarter results and the CHR transaction, I’d like to share our perspective on the industry trends. While there are some indications of a change in market trends relative to peak performance periods, we reflect on the relative comparison to industry averages and conclude that we are still experiencing a bullish part of the cycle. RevPAR growth, while decelerating, is still well above average growth and is forecast to be approximately 6% industry-wide for 2007. Early indications are that this forecast could be revised upward. New supply growth, while accelerating, is still well below normal growth and we continue to see the high construction costs dampening the forecasted supply growth. With the abundance of capital, inexpensive debt and relative strength of the lodging sector compared to other real estate classes, we anticipate lodging values will continue to increase for the next three to four years. As each year approaches closer to the peak, we remain proactive in our capital recycling strategy. Our focus has been to trade into upper-upscale assets in primary markets with the best brands. Our select service portfolio is certainly taking on more of an urban focus with the sale of some existing assets and the addition of the CHR assets. We believe these shifts will better insulate the portfolio value when and if cap rates adjust and investors show a flight to quality in terms of assets, markets, and brands. Consistent with these trends, we expect our debt platform to become a less significant contributor to EBITDA given the lower spread returns in the current market.
For 2007, we look forward to maximizing the value from our recent investments as well as pursuing additional accretive transactions while focusing on job #1, proactively managing our balance sheet.
To speak in greater detail about our 4th quarter results, I’d now like to turn the call over to David Kimichik to take you through the numbers.
Financial Review — David Kimichik
Good Morning.
For the fourth quarter we reported net income of $7,942,000, EBITDA of $37,227,000 and AFFO of $25,512,000 or 27 cents per share.
At quarter end, Ashford had total assets of $2 billion including $83 million of cash. We had $1.1 billion of mortgage debt, leaving net debt to total enterprise value at 45%. And, our blended annual interest cost was approximately 5.9%, with 78% of our mortgage debt fixed.
During the fourth quarter, management made the strategic decision to list for sale 15 hotel assets and 1 office building. These assets are now classified as held for sale on our balance sheet and their operating results are included in the Income from Discontinued Operations line on our

Income Statement. Their historical operating results are no longer included in the various proforma statistical tables included with our earnings release. As of today, 2 of the assets have been sold and the others are in various stages of the sales process.
At year-end, our portfolio consisted of 66 hotels in continuing operations containing 13,322 rooms. At quarter end, we owned a position in 11 mezzanine loans with total principal outstanding of $103 million with an average annual un-leveraged yield of 13.2%.
For the quarter, Proforma RevPAR for all hotels was up 8.7% as compared to fourth quarter ’05. For the hotels not under renovation, which is all but 11 hotels, the Proforma RevPAR was up 10.3%, driven by an 8.3% increase in ADR and a 132-basis point increase in occupancy.
Proforma hotel operating profit for the entire portfolio was up by $4.1 million or 11.1% for the quarter. For the 55 hotels not under renovation, hotel operating profit increased 15.5%. Our hotel operating profit margin improved 206 basis points for the hotels not under renovation and 134 basis points for all hotels.
During the fourth quarter, we had 11 hotels under renovation; 3 of these were completed in the quarter. We have an additional 3 hotels under renovation now in the first quarter and expect to start an additional 4 renovations in the second quarter. Our total capital spending in 2006 was $48 million.
We ended the year with 72.9 million common shares outstanding, 7.4 million Series B convertible preferred shares outstanding and 13.5 million OP units issued for a total share count of 93.9 million.
We have agreements for management with 7 different companies. The most significant managers are Remington Lodging and Hospitality and its affiliates which manage 37 of our properties and Marriott International which manages 24 of our hotels. Following the CHR transaction, Marriott will be our largest manager accounting for management at 53 of our hotels.
For the fourth quarter, we reported CAD of $21,537,000 or 23 cents per share and announced and paid a dividend of 20 cents per share. Our dividend coverage ratio was 124% of CAD for the year 2006.
Finally, you will note that we have once again included a table in our release that provides a quarterly pro forma breakdown of hotel EBITDA and hotel EBITDA margin for current and prior-year periods. In this table, you will see a distinct seasonality trend with the second quarter having by far the highest margin over the other periods. Published estimates for Ashford’s EBITDA margin for the first quarter 2007 currently show an average margin of 30%, compared to actual results of approximately 27% for the last two years. With our current core portfolio, each 60 basis points of change in EBITDA margin equates to approximately $0.01/share of FFO. We encourage our investors and analysts to consider our historical seasonality when forecasting our operating results. Our policy continues to be to provide as much disclosure and detail as possible on existing metrics in lieu of specific future guidance.
I’d now like to turn it back to Doug to discuss our ongoing investment plan.

Investment Highlights — Douglas Kessler
Thanks, David.
The current environment for transactions is as busy as it has ever been. Never before have we witnessed as much buying and selling of single assets, portfolios, private platforms, and public companies as today. Last year set a record for industry transactions and 2007 may exceed that pace. Several catalysts for this are: continued out performance of the lodging industry fundamentals, increased allocation for lodging investments among core buyers, low cost financing, relative yield compared to other classes of real estate, or simply a desire by management to exit the business.
We continue our investment strategy of investing across capital structure, geography, price segment and brand — but with a renewed focus on upper-upscale in primary markets and premium urban select-service hotels. You can clearly see a distinct separation from our announced non-strategic assets that we are selling compared to what we are currently holding in our portfolio to position Ashford for growth. In the 4th quarter we completed the acquisitions of the Westin O’Hare for $125 million and a 7-hotel portfolio of full-service hotels for $267 million. Also in December, we closed on two junior mezzanine loans totaling $11 million on the Hilton Suites Galleria and the Wyndham Dallas North. During the quarter, we received a payoff on the $5 million Hotel Teatro mezz loan.
Turning to the CHR portfolio, I’d like to update you on the timing of the closing, the financing and our deleveraging initiatives. CHR filed the proxy with the shareholder vote scheduled for April 10th, and Ashford will be ready to close immediately thereafter.
As we discussed on the transaction call, the financing we arranged with Wachovia on this acquisition provides us substantial flexibility on favorable terms. The expected blended all-in cost of capital on this financing is now expected to be 6.39%. The funding allocations are as follows: $1.2 billion of 10-year fixed CMBS at swaps plus 61 basis points, $900 million of which we already rate locked at a rate of 5.95%. There is a $340 million pool of floating rate CMBS at L+165 on assets that may be disposition candidates. Wachovia is providing $200 million of preferred equity at L+ 250. We also have a new three-year $150 million revolver that is priced on an LTV grid from L+155 to L+195. Recently, we restructured the term loan with Wachovia to provide us with improved terms on $325 million of the capital structure that resulted in a reduced spread of L +150 and lower fees. The balance of the financing is the assumed debt from the existing joint ventures of approximately $463.1 million.
Reducing the leverage associated with this transaction to under 60% in the first 12 months is a top priority for us. Our existing assets and the CHR portfolio consist of high quality properties in desirable markets with strong brands, thereby making for very marketable assets, particularly in the current transaction environment. Many of our financing arrangements on our assets gives us the flexibility to sell either with the favorable debt we’ve put in place over time or unencumbered with debt. Already we’ve progressed on phase one of our capital recycling initiative with $170 million of assets either sold, under contract, or letter of intent. Of this amount, $32 million is sold including the recently acquired Marriott Trumbull, and $57 million is under hard deposit contract, including the TownePlace Suites portfolio. We expect all these assets to be sold by

June. We have commenced phase two of asset sales consisting of approximately $400 million of CHR portfolio assets. Our joint venture discussion on $350-$450 million of gross asset value is active. In total, we are considering transactions on approximately $975 million of assets at the current time. This pace is ahead of our plan to achieve our targeted leverage level within the first year of closing, considering that we have not even closed yet on the CHR transaction.
In summary, the fourth quarter was a very active period for transactions, and we have started 2007 on an even stronger note. There will be a lot of moving pieces as we integrate the recent acquisitions, complete the asset sales and execute our deleveraging strategy, but 2007 promises to be the most important and potentially rewarding year so far in our history.
That concludes our prepared remarks, and now we’ll open it up to any questions you may have.
Ending — Doug Kessler
Thank you for your participation on today’s call.
We look forward to speaking with you again on our next call.